UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 27, 2010

HUNTINGTON PREFERRED CAPITAL, INC.
(Exact name of registrant as specifıed in its charter)

Ohio	000-33243	31-1356967
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identifıcation No.)

Huntington Center, 41 South High Street, Columbus, Ohio	43287
(Address of principal executive offıces)	(Zip Code)

Registrant's telephone number, including area code	(614) 480-8300

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K fıling is intended to simultaneously satisfy the fıling obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On October 28, 2010, Huntington Preferred Capital, Inc. (the "Company") exchanged 14,000,000 Class D Preferred Shares (the "Class D Shares"), constituting all of the issued and outstanding Class D Shares, held by Huntington Preferred Capital Holdings, Inc. ("Holdings"), for 1,400,000 Class E Preferred Shares (the "Class E Shares"), constituting all of the issued and outstanding Class E Shares.  The issuance and sale to Holdings of the Class E Shares was a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Section 4.2 of Article IV of the Company's Amended and Restated Articles of Incorporation (the "Original Articles") authorizes the issuance from time to time of one or more series of preferred shares, up to a maximum of 10,000,000 shares.  At a meeting held on March 12, 2010, the Company's Board of Directors adopted amendments to the Original Articles and established the terms of the Company's Class E Shares and fixed 1,400,000 shares as the authorized number of Class E Shares.  The terms of the Class E Shares are identical to those of the Class D Shares, except that the liquidation value of the Class E Shares is $250.00 per share while the liquidation value of the Class D Shares is $25.00 per share.

On October 27, 2010, the Company filed with the Secretary of State of the State of Ohio the Second Amended and Restated Articles of Incorporation (the "Amended Articles") evidencing the amendments to Article IV of the Company's Original Articles adopted by the Company's Board of Directors.  A copy of the Amended Articles is attached as Exhibit 3.1 hereto and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Second Amended and Restated Articles of Incorporation of the Company, as filed with the Secretary of State of the State of Ohio on October 27, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huntington Preferred Capital, Inc.

Date: November 2, 2010	By:	/s/ Richard A. Cheap
Richard A. Cheap, Vice President

EXHIBIT INDEX

Exhibit No.	Description

3.1	Second Amended and Restated Articles of Incorporation of the Company, as filed with the Secretary of State of the State of Ohio on October 27, 2010.